UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2007

Date of report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard

Escondido, California 92025

(Address of Principal Executive Offices) (Zip Code)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 30, 2007, Realty Income Corporation (the “Company”) entered into a purchase agreement with Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell $550,000,000 aggregate principal amount of its 6.750% Notes due 2019.  The transaction closed on September 5, 2007.  Total net proceeds of the offering (after deducting the underwriting discount and other estimated expenses) were approximately $545 million.  The Company intends to use the net proceeds from the offering to fund certain property acquisitions that have closed or are expected to close in 2007.  Any remaining net proceeds will be used for general corporate purposes, which may include additional acquisitions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Purchase Agreement, dated August 30, 2007, between the Underwriters and the Company.
4.1

Indenture, dated as of October 28, 1998, between the Company and The Bank of New York Trust Company, N.A., as successor trustee (filed as an exhibit to the Company’s Form 8-K, filed on October 28, 1998 and incorporated herein by reference).

4.2	Form of 6.750% Notes due 2019.
4.3

Officer’s Certificate pursuant to Sections 201, 301 and 303 of the Indenture dated October 28, 1998 between the Company and The Bank of New York Trust Company, N.A., as successor trustee, establishing a series of securities entitled “6.750% Notes due 2019.”

5.1	Opinion of Venable LLP.
5.2	Opinion of Latham & Watkins LLP.
12.1	Calculation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Latham & Watkins LLP (contained in the opinion filed as Exhibit 5.2 hereto).
25.1	Form T-1 (filed as an exhibit to the Company’s Form 8-K, filed on September 6, 2006 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: September 5, 2007	By:	/s/ Michael R. Pfeiffer
		Name:	Michael R. Pfeiffer
		Title:	Executive Vice President, General Counsel and Secretary